Exhibit 10.32

FORM OF RESTRICTED STOCK AGREEMENT
(Mary Agnes Wilderotter)

This Agreement is made as of _________________ (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and Mary Agnes Wilderotter (the “Grantee”).  In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.
Grant:  A restricted stock award (“Award”) of ________ shares (“Award Shares”) of the Company’s common stock (“Common Stock”) is hereby granted by the Company to the Grantee subject to: (i) the terms and conditions of that certain Amended Employment Agreement, dated December 29, 2008, between the Grantee and the Company (the “Employment Agreement”); (ii) the following terms and conditions; and (iii) the provisions of the Frontier Communications Corporation 2009 Equity Incentive Plan (the “Plan”), the terms of which are incorporated by reference herein. In the event of a conflict among or between the Employment Agreement and the terms and conditions stated herein, the terms most favorable to the Grantee shall control.

2.
Transfer Restrictions:  None of the Award Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee until such time as the restrictions on said Award Shares shall have lapsed.

3.
Release of Restrictions: The restrictions set forth in Section 2 above shall lapse on one-fourth (25%) of the Award Shares on each [GRANT DATE] beginning in [YEAR FOLLOWING GRANT DATE], and ending on [FOURTH ANNIVERSARY OF GRANT DATE].

4.
Forfeiture:  The Award Shares shall be subject to forfeiture to the Company in accordance with the terms of the Employment Agreement or in the event the Company notifies Grantee in writing that Company has determined that Grantee has breached the terms of Section 5 below.

5.
Misconduct:  The Award Shares shall be forfeited to the Company if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Grantee has engaged in “Misconduct” as defined below.  The Committee may in its sole discretion require the Grantee to return all Award Shares that were vested within the twelve month period immediately preceding a date on which the Grantee engaged in such Misconduct, as determined by the Committee, or if no longer held by the Grantee, to pay to the Company any and all gains realized from such Award Shares.  For purposes of this Section 5, gains realized shall mean the greater of (i) the number of net shares retained by, or delivered to, the Grantee upon vesting of Award Shares multiplied by the closing price of Common Stock on the date of vesting or (ii) the amount realized by Grantee upon the disposition of the number of net shares delivered upon vesting of Award Shares.  The Company shall be entitled to set-off against the amount of any such gains realized any amount owed to the Grantee by the Company, to the extent that such set-off is not inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

This Section 5 shall also apply if the Grantee commits Misconduct after his or her employment with the Company terminates.

6.
Adjustment of Shares:  Notwithstanding anything contained herein to the contrary, in the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock.  Any Common Stock or other securities received by the Grantee with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein to the extent such restrictions and conditions are not inconsistent with the terms of the Employment Agreement.

7.
Rights as Stockholder:  The Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Date of Award. Any stock dividends payable with respect to such shares shall bear the same restrictions as the underlying shares.  Said restrictions shall lapse at the same time as restrictions lapse on the underlying shares.

8.
Escrow of Share Certificates:  Certificates for the Award Shares shall be issued in the Grantee’s name and shall be held by the Company’s transfer agent until all restrictions lapse or such shares are forfeited as provided under the terms of the Employment Agreement.  A certificate or certificates representing the Award Shares as to which restrictions have lapsed shall be delivered to the Grantee, upon the Grantee’s request, upon such lapse.

9.
Government Regulations:  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.
Withholding Taxes:  Unless inconsistent with the terms of the Employment Agreement, the Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  The Company will offer Grantee the right to have withholding requirements satisfied by the Company’s withholding of shares upon the timely written election of Grantee to utilize shares for withholding tax purposes.

11.
Employment:  Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time consistent with the terms of the Employment Agreement.

12.
Plan:  Grantee acknowledges receipt of a copy of the Plan, agrees to be bound by the terms and provisions of the Plan and agrees to acknowledge, upon request of Company, receipt of any prospectus or prospectus amendment provided to Grantee by Company.

13.	Securities Laws: Grantee agrees to comply with all applicable securities laws upon sale or disposition of shares acquired hereunder.

14.           Notices:  Notices to Company shall be addressed to it at:

3 High Ridge Park
Stamford, CT  06905

and to Grantee at:

________________
________________

Company or Grantee may from time to time designate in writing different addresses for receipt of notice.  Notice shall be deemed given when properly addressed and sent first class or express mail.
15.
Governing Law:  The terms of this Agreement shall be binding upon Company, Grantee and their respective successors and assigns. This Agreement shall be performed under and determined in accordance with the laws of the State of Connecticut.

In Witness Whereof, the Company has caused this Award to be granted on the date first above written.

FRONTIER COMMUNICATIONS
CORPORATION

By: _______________________________	_____________________________
Hilary Glassman	Mary Agnes Wilderotter
Senior Vice President, General Counsel
and Secretary